Exhibit 4.5

INVESTORS’ RIGHTS AGREEMENT BY AND AMONG
FTS INTERNATIONAL, INC., SENJA CAPITAL LTD AND HAMPTON ASSET HOLDING LTD.

This Investors’ Rights Agreement (this “Agreement”) is made and entered into as of February 1, 2018, by and among FTS International, Inc., a Delaware corporation (the “Company”), Senja Capital Ltd (“Senja”), and Hampton Asset Holding Ltd. (“Hampton” and together with Senja, the “Investors”).

In consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereto agree as follows:

Section 1. Definitions.  As used in this Agreement, the following terms have the following meanings:

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act (as defined below), as in effect on the date hereof.  For the avoidance of doubt, neither the Company nor any Person controlled by the Company will be deemed to be an Affiliate of any Investor or of any Affiliate of any Investor.

“Agreement” has the meaning set forth in the preamble.

“Amended and Restated Bylaws” means the amended and restated bylaws of the Company.

“Amended and Restated Certificate of Incorporation” means the amended and restated certificate of incorporation of the Company.

“Beneficially Owned”, “beneficial ownership” and similar phrases have the same meanings as such terms have under Rule 13d-3 (or any successor rule then in effect) under the Exchange Act and “own” will have a correlative meaning, except that in calculating the beneficial ownership of any Investor, such Investor will be deemed to have beneficial ownership of all securities that such Investor has the right to acquire, whether such right is currently exercisable or is exercisable upon the occurrence of a subsequent event.

“Board” means the board of directors of the Company.

“Closing Date” means the date of the completion of the IPO.

“Common Stock” means the common stock, par value $0.01 per share, of the Company and any and all securities of any kind whatsoever of the Company that may be issued after the date of this Agreement in respect of, or in exchange for, such shares of common stock of the Company pursuant to a merger, consolidation, stock split, stock dividend or recapitalization of the Company or otherwise.

“Company” has the meaning set forth in the preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Hampton Entities” means Hampton, its Affiliates and their respective successors and Permitted Assigns.

“Hampton” has the meaning set forth in the preamble.

“Investors” has the meaning set forth in the preamble.

“Investor Director” means a director collectively nominated by the Investors.

“Investor Party” has the meaning set forth in Section 4.

“IPO” means the underwritten initial public offering of Common Stock by the Company pursuant to the Registration Statement on Form S-1 (Registration No. 333-215998).

“NYSE” means The New York Stock Exchange.

“Permitted Assigns” means a Transferee of shares of Common Stock that agrees to become party to, and to be bound to the same extent as its Transferor by the terms of, this Agreement.

“Person” means any individual, corporation, limited liability company, private limited company, public limited company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or agency or other entity of any kind or nature.

“Proprietary Information” has the meaning set forth in Section 3.

“SEC” means the Securities and Exchange Commission or such other federal agency which at such time administers the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended.

“Senja Entities” means Senja, its Affiliates and their respective successors and Permitted Assigns.

“Senja” has the meaning set forth in the preamble.

“Subsidiary” means, with respect to any Person, (i) any corporation, limited liability company, partnership or other entity of which shares of capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other similar managing body of such corporation, limited liability company, partnership or other entity are at the time directly or indirectly owned or controlled by such Person, or (ii) the management of which is otherwise controlled, directly or indirectly, by such Person.

“Transfer” (including its correlative meanings, “Transferor”, “Transferee” and “Transferred”) means with respect to any security to transfer, sell, assign, distribute, pledge, encumber, hypothecate, assign, exchange, or in any other way directly or indirectly dispose of, in whole or in part, either voluntarily or involuntarily, including by gift, by way of merger (forward or reverse) or similar transaction, by operation of law or otherwise, any security or any legal or beneficial interest therein, including the grant of an option or other right or interest that would result in the transferor no longer having the economic consequences of ownership in, or the power to vote, such security. When used as a noun, “Transfer” will have such correlative meaning as the context may require.

Section 2.  Board of Directors.

(a)                                 Investor Board Representation.  Following the Closing Date, Senja and Hampton will collectively have the right, but not the obligation, to cause the Company, and, if so directed, the Company will take all reasonably necessary action, to include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected, or pursuant to a written consent, the individual collectively designated by Senja and Hampton that, if elected, will result in one Investor Director serving on the Board for so long as the Senja Entities and Hampton Entities collectively beneficially own 5% or more of the outstanding shares of Common Stock; provided, however, that the Investor Director will be qualified to serve as a member of the Board under the reasonable requirements of the Company’s charter and all current corporate governance policies and guidelines of the Company and the Board as of the date hereof (with all such applicable policies and guidelines being set forth on Annex A hereto), and all applicable legal, regulatory and NYSE or other applicable stock exchange requirements, and if any determination is made that any nominee of the Investors is not qualified to serve, the Investors will be entitled to continue to cause a nominee to be another individual until such determination is made.  The Company agrees that, assuming the accuracy of the information in the applicable director and officer questionnaire submitted to the Company prior to the date hereof, Mr. Ong Tiong Sin is, and will be following the Closing Date, qualified to serve as a member of the Board as contemplated hereby.  Unless otherwise agreed by the Investors, Mr. Ong Tiong Sin will be nominated as a Class II Director.  The Company will, at a minimum, use the same efforts to cause the election of the Investor Director as it uses to cause other nominees recommended by the Board to be elected, including soliciting proxies in favor of the election of such Investor Director.

(b)                                 Vacancies.  In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal of the Investor Director, or in the event any Investor Director fails to be elected, the Company and the Board (to the extent permitted under the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws) will take all reasonably necessary action to cause the vacancy created thereby to be filled as soon as practicable by a new designee of the Investors, for so long as the Investors have the right to designate an individual for nomination to the Board under this Agreement.

(c)                                  Director Resignation.  Upon the decrease of the Investors’ collective beneficial ownership below 5% of the outstanding shares of Common Stock, the Investors will take all reasonably necessary action to cause the Investor Director to offer to tender their resignation.

(d)                                 Observer Rights. For so long as Senja and Hampton collectively beneficially own 5% or more of the outstanding shares of Common Stock, they may collectively elect to designate one non-voting observer to attend all meetings of the Board and committees of the Board; provided, however, that the observer may be excused from a meeting of the Board or any committee thereof to permit the members of the Board, or committee, as applicable, to act on any matter in which such observer’s participation is not appropriate based upon applicable NYSE rules, regulations or guidance.  The Company will give such observer copies of all notices, minutes, consents, and other materials that it provides to its Board or a committee of the Board, at the same time and in the same manner as provided to the Board or committee of the Board; provided, however, that the observer receiving information pursuant to this Section 2(d) will comply with the requirements of Section 4 herein.

(e)                                  Advance Notification. With respect to an Investor, the Company will not require compliance with any provision of the Amended and Restated Bylaws that requires a stockholder seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders to provide notice (in compliance with form and content requirements) in writing in a timely manner.

(f)                                   Indemnification Agreements. The Company will enter into customary indemnification agreements with each of its directors.

(g)                                  Notice of Change in Beneficial Ownership.  The Investors agree to give prompt notice to the Company if they cease to beneficially own 5% or more of the outstanding shares of Common Stock.

Section 3.  Information and Access.  For so long as the Investors collectively own 5% or more of the outstanding shares of Common Stock, subject to applicable law, the Investors shall have, at reasonable times and upon reasonable notice, full access to all books and records of the Company or any of its Subsidiaries, shall be entitled to review and copy them at its discretion, shall be entitled to inspect the properties and assets of the Company or any of its Subsidiaries and consult with management of the Company and shall be furnished, reasonably promptly following its request therefor, such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company or any of its Subsidiaries as reasonably requested by the Investors.

Section 4.  Confidentiality.  Each Investor will maintain the confidentiality of any confidential and proprietary information of the Company received under Section 2(a) of this Agreement, including any information received by any Investor pursuant to Section 2(d) hereof (“Proprietary Information”), using the same standard of care, but in no event less than reasonable care, as it applies to its own confidential information; provided, however, that an Investor may disclose Proprietary Information (a) to any Affiliate, partner, limited partner, member, trustee, investor or related investment fund of such Investor and its and their respective investors, limited partners, directors, employees, agents, professional advisors and consultants, or (b) as may otherwise be required by law, rule, regulation, subpeona, legal process or self-regulatory organization, and further provided, that (i) such Proprietary Information provided pursuant to clauses (a) and (b) above is identified prior to disclosure by the Investor to the recipient as requiring confidential treatment, and (ii) the disclosing Investor will be responsible for the acts and omissions related to the Proprietary Information of any Person to whom such Investor discloses Proprietary Information (other than pursuant to clause (b) above).  For purposes of this

Agreement, Proprietary Information will not include any information (a) that is publicly available (other than as a result of dissemination by such Investor in violation hereof) or a matter of public knowledge generally, (b) that was known to such Investor on a non-confidential basis, without, to such Investor’s actual knowledge, breach of any confidentiality obligations to the Company, prior to its disclosure by the Company under this Agreement, (c) that is or was independently developed or conceived by such Investor without use of the Proprietary Information or (d) that is received by the Investor from a source as to which such Investor has no actual knowledge, was in breach of any confidentiality obligation to the Company.

Section 5.  Corporate Opportunities; Other Agreements.

(a)                                 To the fullest extent permitted by applicable law, the Company, on behalf of itself and its Subsidiaries, hereby renounces any interest, duty or expectancy of the Company and its Subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Investor, any Affiliate of any Investor or any director (or director of any Subsidiary of the Company) designated by any of the foregoing (each an “Investor Party”) even if the opportunity is one that the Company or its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and each Investor Party will have no duty to communicate or offer such business opportunity to the Company and to the fullest extent permitted by applicable law, will not be liable to the Company or any of its Subsidiaries for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such Investor Party pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or its Subsidiaries.

(b)                                 Notwithstanding anything in this Agreement to the contrary, each of the Parties acknowledges and agrees that the Investors and their Affiliates have obtained, prior to the date hereof, and are expected to obtain, on and after the date hereof, confidential information from other companies in connection with Persons engaged in businesses that are in similar lines of business or that directly or indirectly compete with the business of the Company and its Subsidiaries and conducted from time to time or as expected to be conducted from time to time. Each of the Parties hereby agrees that none of the Investors nor any of their Affiliates (nor the Investor Director) has any obligation to use any such confidential information in connection with the business, operations, management or other activities of the Company or its Subsidiaries or to furnish to the Company or its Subsidiaries any such confidential information.

(c)                                  Any claims against, actions, rights to sue, other remedies or other recourse to or against any Investor or any of their respective Affiliates and the Investor Director for or in connection with the matters in clauses (a) and (b) (including business opportunities and confidential information) of this Section, whether arising in common law or equity or created by rule of law, statute, constitution, contract (including this Agreement) or otherwise, are expressly released and waived by each Party to the fullest extent permitted by Law.

(d)                                 The Company will not, without the prior consent of the Investors, amend or repeal Article XII of the Amended and Restated Certificate of Incorporation nor recommend any such action to its stockholders.

(e)                                  The Company will not amend or repeal any provision of the Amended and Restated Certificate of Incorporation or, by means of an amendment effected through actions of the Board, amend the Amended and Restated Bylaws, in either case, if such amendment or repeal is of a provision of the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws that implements the provisions of this Agreement nor recommend any such action to its stockholders.

Section 6.  Representations and Warranties.  Each of the Investors and the Company represents and warrants to each other as stated below; provided that the Investors are not making any representation or warranty with respect to the Company or the other Investor in this Section 6, and the Company is not making any representation or warranty with respect to the Investors in this Section 6:

(a)                                 The Company has been duly incorporated and is in good standing under the laws of Delaware, and has the corporate power and capacity and is duly qualified to own or lease its property and to carry on its business as now conducted in each jurisdiction in which it owns or leases property or carries on business, except where failure to be so duly qualified has not had or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, liabilities, financial condition, business or results of operations of the Company.

(b)                                 The execution and delivery of this Agreement has been duly and validly authorized by each Investor and the Company.

(c)                                  This Agreement has been duly and validly executed and delivered by each Investor and the Company and is a valid and legally binding obligation of each Investor and the Company, enforceable against each of them in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency and other applicable laws affecting creditors’ rights generally and to general principles of equity.

(d)                                 Apart from this Agreement and the Investors’ Rights Agreement, dated as of the date hereof, among the Company, Maju Investments (Mauritius) Pte Ltd and CHK Energy Holdings, Inc., there are no stockholders agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of the Company.

Section 7. Termination.  This Agreement will terminate automatically (without any action by any party hereto) upon the time at which the Investors no longer have the right to designate an individual for nomination to the Board under this Agreement; provided, that the provision in Section 2(c) and Section 2(g) will survive such termination.

Section 8.  Further Assurances.  At any time or from time to time after the date of this Agreement, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as such other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

Section 9.  Amendment and Waiver.  Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement will be effective against the Company or any Investor unless such modification, amendment or waiver is approved in writing by the Company and such Investor.  Notwithstanding the foregoing, no amendment will be made or waiver granted in a manner that adversely affects any Investor or its rights hereunder without the prior written consent of such affected party.  The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 10.  Entire Agreement.  This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 11.  Successors and Assigns.  Except as otherwise provided herein, this Agreement will bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and each Investor and its successors, Permitted Assigns, heirs and personal representatives.  Subject to compliance with the provisions of this Agreement, (i) each Investor will, at any time and without the consent of any other party hereto, have the right to assign all or part of its rights and obligations under this Agreement to one or more of its Affiliates and (ii) each Investor will, at any time and without the consent of any other party hereto, have the right to assign all or part of its rights and obligations under this Agreement to any Person to whom such Investor Transfers Common Stock in accordance with this Agreement; and provided that an Investor will not be permitted to assign any of its rights under Section 2 if the effect of such assignment would cause a change of control or default under any material debt agreement of the Company.  Upon any such permitted assignment, such assignee will have and be able to exercise and enforce all rights of the assigning party which are assigned to it and, to the extent such rights are assigned, any reference to the assigning Investor will be treated as a reference to the assignee.

Section 12.  Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 13.  Remedies.  Each party hereto will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

Section 14.  Notices.  All notices, requests, consents and other communications hereunder to any party will be deemed to be sufficient if contained in a written instrument delivered in person or by email (with a confirmation of receipt or confirmatory copy sent by different means within three business days of such notice), nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or at such address or to the attention of such other person as may hereafter be designated in writing by such party to the other parties:

if to the Company to:

FTS International, Inc.
777 Main Street, Suite 2900
Fort Worth, Texas 76102
Attention: Jennifer L. Keefe
Email: jennifer.keefe@ftsi.com

with a copy (which will not constitute notice) to:

Jones Day
2727 North Harwood Street
Dallas, Texas 75201
Attention: Charles T. Haag
Email: chaag@jonesday.com

if to Senja, to:

c/o CCS Trustees Limited
263 Main Street P.O. Box 2196
Road Town Tortola
British Virgin Islands
Attn: Mr. Ong Tiong Sin
Email: richard.ong@rrjcap.com

with a copy (which will not constitute notice) to:

RRJ Management (S) Pte Ltd,
298 Tiong Bahru Road,
#13-01 Central Plaza,
Singapore 168730
Attn: Mr. Ong Tiong Sin; RRJ Finance
Email: richard.ong@rrjcap.com; rrj_finance@rrjcap.com

if to Hampton, to:

c/o CCS Trustees Limited
263 Main Street P.O. Box 2196
Road Town Tortola
British Virgin Islands
Attn: Mr. Ong Tiong Sin
Email: richard.ong@rrjcap.com

with a copy (which will not constitute notice) to:

RRJ Management (S) Pte Ltd,
298 Tiong Bahru Road,
#13-01 Central Plaza,
Singapore 168730
Attn: Mr. Ong Tiong Sin; RRJ Finance
Email: richard.ong@rrjcap.com; rrj_finance@rrjcap.com

All such notices, requests, consents and other communications will be deemed to have been given hereunder when received.

Section 15.  Governing Law; Submission to Jurisdiction and Venue.

(a)                                 Governing Law.  This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(b)                                 Submission to Jurisdiction and Venue.  Each of the parties, by its execution of this Agreement,  hereby irrevocably submits to the exclusive venue and jurisdiction of the Court of Chancery of the State of Delaware for the purpose of any proceeding arising out of or based upon this Agreement or relating to the subject matter hereof.

Section 16.  Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Section 17.  Conflicting Agreements.  Other than with respect to proxies or powers of attorney that one or more of the Investors may have granted or grant to an Affiliate of such Investor, each Investor represents and warrants that such Investor has not granted and is not a party to any proxy, voting trust or other agreement that conflicts with any provision of this Agreement, and no Investor will grant any proxy or become party to any voting trust or other agreement that conflicts with any provision of this Agreement.

Section 18.  Counterparts.  This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement.

Section 19.  General Interpretive Principles.  When a reference is made in this Agreement to a Section, Schedule or Exhibit such reference will be to a Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “ includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”

The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole (including the Schedules and Exhibits) and not to any particular provision of this Agreement.  All terms defined in this Agreement will have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun will be deemed to cover all genders.  Any statute, rule, order or regulation defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement will mean such statute, rule, order or regulation as from time to time amended, updated, modified, supplemented or superseded, including by succession of comparable successor statutes, rules, orders or regulations and references to all attachments thereto and instruments incorporated therein.  Where specific language is used to clarify by example a general statement contained herein, such specific language will not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party.

[Remainder of Page Intentionally Left Blank ]

IN WITNESS WHEREOF, the parties hereto have executed this Investors’ Rights  Agreement as of the day and year first written above.

FTS INTERNATIONAL, INC.

By:	/s/ Michael J. Doss
Name: Michael J. Doss
Title: Chief Executive Officer

SENJA CAPITAL LTD

By:	/s/ Ong Tiong Sin
Name: Ong Tiong Sin
Title: Director

HAMPTON ASSET HOLDING LTD.

By:	/s/ Ong Tiong Sin
Name: Ong Tiong Sin
Title: Director

[Signature Page to Investors’ Rights Agreement]

Annex A

Corporate Governance Guideline of the Company and the Board